Exhibit 23.1

Consent of KPMG LLP

The Board of Directors and Stockholders

FTD, Inc.:

We consent to the use of our reports dated July 29, 2002, with respect to the consolidated balance sheet of FTD, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period then ended, and the related financial statement schedule, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

April 7, 2004